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                                                                    EXHIBIT 99.1


09:16 AIG to Acquire American Bankers Insurance Group for Stock Valued at $2.2 Billion

     NEW YORK AND MIAMI, Dec. 22/PRNewswire/-American International Group, Inc. (NYSE: AIG) and American Bankers Insurance Group, Inc. (NYSE: ABI) have announced that they have entered into a definitive agreement whereby AIG will acquire 100 percent of the outstanding stock of American Bankers Insurance Group. American Bankers stockholders will receive AIG stock (and in certain circumstances at the option of AIG, cash) equal to $47.00 for each share of American Bankers common stock, with a total value of approximately $2.2 billion. Subject to the limitations set forth in the merger agreement, stockholders of American Bankers may elect to receive $47.00 in cash.

     The merger transaction has been approved by the Boards of Directors of both companies, and is subject to various regulatory approvals, as well as the approval of American Bankers stockholders. The parties expect that the transaction will be able to close early in 1998. In connection with the agreement, American Bankers has issued to AIG an option to purchase up to 19.9 percent of its common stock under certain conditions. In addition, certain officers and directors of American Bankers holding approximately nine percent of the outstanding common stock have agreed to vote in favor of the merger.

     The transaction, which will be treated as a purchase for accounting purposes, provides a fixed value of $47.00 per share of American Bankers common stock based on the average closing price of AIG's common stock during a ten day trading period prior to closing. The exchange ratio has been initially set based on AIG's closing stock price of $104.5625 as of December 16, 1997. If AIG's stock price declines from the December 16 price, AIG has the option to make up the difference by issuing additional shares or cash.

     In a statement commenting on the agreement, AIG Chairman M.R. Greenberg said, "We are very pleased to have reached this agreement to acquire American Bankers, a fine company with product lines that complement, but do not overlap those of AIG. American Bankers management shares the AIG philosophy of doing business and they have an outstanding reputation for product and service quality, as well as a strong financial record. Culturally and from a business standpoint, there is an excellent fit between our two organizations." American Bankers will operate as a subsidiary of AIG with its management team remaining in place.

     "As part of AIG, American Bankers will be able to take advantage of AIG's relationships and global network to build its business of credit-related insurance products marketed through financial institutions and other entities. Particularly overseas, AIG will be able to open significant new opportunities for American Bankers. AIG's top credit ratings should also provide an
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important benefit to American Bankers. It is anticipated that there will be numerous synergies and expense savings leading to business efficiencies which are expected to produce an accretion to earnings per share in 1998. All in all, this is a win-win situation for both AIG and American Bankers. We look forward to working with Kirk Landon, Gerry Gaston and their team in the future."

         Gerald N. Gaston, President and Chief Executive Officer of American Bankers, commented, "We are extremely pleased to have the opportunity for American Bankers to become a member of the AIG organization. This will create significant new opportunities for our clients, associates and employees. With AIG's excellent name recognition, financial strength and broad network, our clients will benefit from being associated with one of the world's leading providers of insurance and financial services. This is truly an outstanding result for both organizations."

         AIG is the leading U.S.-based international insurance organization and among the largest underwriters of commercial and industrial insurance in the United States. Its member companies write property, casualty, marine, life and financial services insurance in approximately 130 countries and jurisdictions, and are engaged in a range of financial services businesses. American International Group, Inc.'s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.

         American Bankers Insurance Group Inc. (ABI) concentrates on marketing affordable, specialty insurance products and services through financial institutions, retailers and other entities offering consumer financing as a regular part of their business. ABI, through its insurance subsidiaries, operates in the United States, Canada, Latin America, the Caribbean and the United Kingdom.

         /CONTACT: Joe Norton, Director of Public Relations of American International Group, 212-770-3144/09:00 EST